UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	March 16, 2005
(Date of earliest event reported):	(March 16, 2005)
Commission File No. 0-20709

D&E COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
124 East Main Street P.O. Box 458 Ephrata, PA 17522-0458	17522
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-733-4101

Former name or former address, if changed since last Report: N/A

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     |  |  Written communications pursuant to Rule 425 under the Securities Act

     |  |  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     |  |  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     |  |  Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

D&E COMMUNICATIONS, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

     On March 16, 2005, D&E Communications, Inc. entered into a three year employment agreement with James W. Morozzi pursuant to which Mr. Morozzi will serve as the Chief Executive Officer of the company, effective as of that date. Beginning on March 16, 2007, unless either party gives notice to the other that the term will not be extended, the term of the agreement will automatically extend on a daily basis such that the remaining term of the agreement will, at all times, be two years.

Item 5.02 Appointment of Principal Officers

     The information contained in Item 1.01 is incorporated herein by reference. D&E issued a press release on March 16, 2005, attached hereto, which further describes Mr. Morozzi's background and experience.

     Pursuant to the terms of the employment agreement, Mr. Morozzi will receive an annual salary of $250,000 per year. D&E also granted Mr. Morozzi an option to purchase 10,000 shares of D&E common stock with an exercise price equal to the fair market value of D&E's common stock on March 16, 2005 pursuant to a Stock Option Agreement entered into on March 16, 2005. Mr. Morozzi will also receive two performance restricted share awards pursuant to the terms of two Performance Restricted Award Agreements. The first performance restricted shares award, consisting of 5,000 shares, is tied to the company's net income. The second award, consisting of 10,000 shares, is tied to the company's share price. Mr. Morozzi will also be nominated to serve on the board of D&E during the term of his employment.

     If Mr. Morozzi's employment is terminated by D&E without "cause" or by Mr. Morozzi with "good reason" (each as defined in the employment agreement), Mr. Morozzi is entitled to receive the greater of his full salary from the date of termination through the last day of the term of his agreement or one year's salary. He would also be entitled to: (i) an additional annual retirement benefit such that he is treated as if he had remained employed by D&E through the end of the term of his agreement; (ii) payment of the amount that would have been due him under any Short Term Incentive Plan in effect at the time of his termination; (iii) a lump sum of $17,000 as reimbursement for miscellaneous expenses, and (iv) payment for outplacement services for up to 12 months after termination and up to $12,500. If a change of control (as defined in the agreement) occurs during the term of Mr. Morozzi's employment, and within either 6 months before or 12 months after the consummation of the Change in Control, his employment with D&E is terminated by him for good reason or by D&E without cause, D&E shall pay the Executive a lump sum equal to the greater of 2.99 times his salary, or his salary from the date of termination through the last day of the term of the agreement, subject to certain limitations imposed by the internal revenue code on "excess parachute payments".

     Mr. Morozzi has agreed not to compete with D&E during the term of his employment and for a period of two years after his employment terminates; provided that, if employee's employment is terminated without cause or for good reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Morozzi has also agreed not to solicit D&E's employees or customers.

Item 8.01  Other Events

     D&E Communications, Inc. hereby files specimen forms of the agreements it uses under the D&E Long Term Incentive Plan for stock option awards and for awards of performance restricted shares.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits:

         99.1     Specimen - Stock Option Agreement

         99.2     Specimen - Performance Restricted Award Agreement

         99.3     Employment Agreement, dated March 16, 2005

         99.4     Press Release, dated March 16, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 16, 2005	D&E COMMUNICATIONS, INC. By: /s/ W. Garth Sprecher W. Garth Sprecher Senior Vice President and Secretary